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                                                                 Exhibit (a)(10)

                                                       ATRION CORPORATION
                                                       ONE ALLENTOWN PARKWAY
                                                       ALLEN, TX  75002

ATRION

NEWS RELEASE

           ATRION CORPORATION ANNOUNCES FINAL RESULTS OF TENDER OFFER

ALLEN, Texas (April 21, 2003) - Atrion Corporation (Nasdaq/NM-ATRI) announced today the final results of its tender offer that expired at 12:00 Midnight, New York City time, on Monday, April 14, 2003. On March 18, 2003, Atrion commenced its tender offer to purchase up to 350,000 shares of its Common Stock, at a price of $23.00 per share. Based on the final count by the depositary for the offer, a total of 173,614 shares of Common Stock were properly tendered. Under the terms of the offer, Atrion accepted for purchase and purchased at $23.00 per share all shares tendered. The funds to pay for the shares purchased in the offer have been deposited with the depositary, and the depositary is processing payment for those shares.

Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

Contact:          Jeffery Strickland
                  Vice President and Chief Financial Officer
                  (972) 390-9800

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